AMERICAN FINANCIAL REALTY TRUST

2002 EQUITY INCENTIVE PLAN

2007 RESTRICTED COMMON SHARES AWARD AGREEMENT

Name of Participant:

Number of Restricted Common Shares:

Grant Date:	April 30, 2007

This RESTRICTED COMMON SHARES AWARD AGREEMENT, dated as of the Grant Date identified above (the “Grant Date”), is delivered by American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), on behalf of itself and First States Group, L.P. (“FS OP”), to the participant named above (the “Participant”).

RECITALS

A. The American Financial Realty Trust 2002 Equity Incentive Plan (the “Plan”) provides for the award of restricted common shares of beneficial ownership, par value $0.001 per share, of the Company (“Common Shares”). In connection with the Participant’s employment by FS OP, this Agreement provides for an award of restricted Common Shares to the Participant under the Plan as an inducement for the Participant to promote the best interests of the Company and its shareholders.

B. Except for the powers specifically reserved for the Administrator (as defined in the Plan) under the Plan, the Committee (as defined in the Plan) administers the Plan.

C. The Company desires to make a grant of restricted common shares to the Participant.

D. The Company and the Participant desire that this Agreement and the restricted common shares granted hereunder will not be subject to any of the terms and conditions of the Participant’s Employment Agreement with the Company dated August 30, 2005 (the “Employment Agreement”).

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree to the terms and conditions attached hereto.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Participant has placed his or her signature hereon.

AMERICAN FINANCIAL REALTY TRUST

By:	—
Name:	Harold W. Pote
Title:	President and Chief Executive Officer

I hereby accept the grant of Restricted Common Shares described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Participant:

TERMS AND CONDITIONS OF

RESTRICTED COMMON SHARES AWARD AGREEMENT

1. Restricted Common Share Award.

(a) Subject to the terms, conditions and limitations set forth in this Agreement and the Plan, the Company hereby grants to the Participant the Restricted Common Shares in the amount set forth above, subject to the restrictions set forth below and in the Plan (the “Restricted Common Shares”) and acknowledges payment by the Participant of $0.001 per Common Share for the Restricted Common Shares. Restricted Common Shares may not be transferred by the Participant or subjected to any security interest until the Common Shares have become vested pursuant to this Agreement and the Plan.

(b) The Company and the Participant acknowledge that neither this Agreement nor the Restricted Common Shares shall be subject to any of the terms and conditions of the Employment Agreement, including without limitation, any provisions for accelerated vesting under the Employment Agreement.

2. Vesting and Nonassignability of Restricted Common Shares.

(a) If the Participant has not incurred a Termination of Employment (as defined in the Plan) with the Company, FS OP, or any Subsidiary (collectively, the “Employer”) from the Grant Date until the applicable vesting date, subject to the acceleration provisions described in subparagraph (b) below, the Restricted Common Shares shall become vested and the restrictions described in subparagraphs (c) and (d) below shall lapse according to the following vesting schedule:

Vesting Date	Vested Common Shares
December 31, 2007	12.5%

December 31, 2008	12.5%

December 31, 2009	16.7%

December 31, 2010	16.7%

December 31, 2011	20.8%

December 31, 2012	20.8%

The vesting of the Restricted Common Shares shall be cumulative, but shall not exceed 100% of the Common Shares. If the foregoing schedule would produce fractional Common Shares, the number of Common Shares that vest shall be rounded down to the nearest whole Common Share.

(b) In the event of a Termination of Employment of the Participant by the Company for any reason other than Cause (the definition of “Cause” under this Agreement shall be the same as “Cause” under the Employment Agreement) (i) that takes place on or before December 31, 2007, then the portion of the Restricted Common Shares scheduled to vest on December 31, 2007 (and any accrued dividends and distributions thereon) shall become vested upon the Termination of Employment, or (ii) that takes place after December 31, 2007, then the pro rata amount of the portion scheduled to vest on December 31 of the year in which the Termination of Employment takes place (and any accrued dividends and distributions thereon) shall become vested upon the Termination of Employment, where the pro rata amount is determined by the number of days that the Participant was employed by the Company during the year in which the Termination of Employment takes place, divided by the total number of days in such year.

(c) In the event of a Change of Control (as defined below), (i) 100% of the Participant’s Restricted Common Shares that are not then vested (and any accrued dividends and distributions thereon) shall become vested upon the occurrence of a Change of Control prior to the date a Participant has a Termination of Employment; (ii) 100% of the Participant’s Restricted Common Shares that are not vested at Termination of Employment (and any accrued dividends and distributions thereon) shall become vested upon the occurrence of a Change of Control within six months after a Termination of Employment of the Participant by the Company for any reason other than Cause; and (iii) 50% of the Participant’s Restricted Common Shares that are not vested at Termination of Employment (and any accrued dividends and distributions thereon) shall become vested upon the occurrence of a Change of Control after six months but within 12 months after a Termination of Employment of the Participant by the Company for any reason other than Cause. If the Participant is entitled to the vesting described in this subsection (c) by reason of clauses (ii) or (iii) above, then the Participant shall become vested as described in subsection (b) above upon the Participant’s Termination of Employment, regardless of whether the Change of Control actually occurs, and the Participant shall become vested in the number of Restricted Common Shares (and any accrued dividends and distributions forfeited upon the Termination of Employment), if any, that are in addition to the Restricted Common Shares that vested in accordance with subsection (b), to the extent such Restricted Common Shares became vested prior to the Change of Control, only if the Change of Control is consummated within the time period covered by clauses (ii) or (iii), respectively.

(d) For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i) any person, entity or affiliated group, excluding the Company or any employee benefit plan of the Company, acquiring more than 50% of the then outstanding voting shares of the Company,

(ii) the consummation of any merger or consolidation of the Company into another company, such that the ownership interest of the holders of the voting shares of the Company immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,

(iii) the complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, such that after the transaction, the ownership interest of the holders of the voting shares of the Company immediately prior to the transaction is less than 50% of the voting securities of the acquiror, or the parent of the acquiror, or

(iv) a majority of the Board of Trustees of the Company votes in favor of a decision that a Change of Control has occurred.

(e) If the Participant incurs a Termination of Employment for any reason other than as provided in subparagraph (b) or (c) above, before the Restricted Common Shares are fully vested, then the Common Shares that are not then vested shall be forfeited and must be immediately returned to the Company, and the Company shall pay to the Participant, as consideration for the return of the non-vested Common Shares, the lesser of $0.001 per Common Share or the Fair Market Value (as defined in the Plan) of a Common Share on the date of the forfeiture, for each returned Common Share.

(f) During the period before the Restricted Common Shares vest (the “Restriction Period”), the non vested Restricted Common Shares may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the Common Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Common Shares, shall be null, void and without effect; provided, however, that if the Participant makes such an attempt, the Company may, subject to the terms of the Plan, terminate this grant by notice to the Participant.

3. Issuance of Certificates; Dividends and Distributions.

(a) Common Share certificates representing the Restricted Common Shares may be issued by the Company and held in escrow by the Company until the Restricted Common Shares vest, or the Company may hold non-certificated Common Shares until the Restricted Common Shares vest.

(b) During the Restriction Period, in the event of any dividend or other distribution (whether in cash, Common Shares or other property) paid or made with respect to the Common Shares, or in the event of a reclassification, split up or similar event, then the cash, Common Shares or other property paid or made with respect to the non-vested Restricted Common Shares (the “Non-vested Dividends and Distributions”) shall be subject to the same terms and conditions relating to vesting as the Restricted Common Shares to which they relate, and shall accrue and be retained by the Company until such non-vested Restricted Common Shares are either vested or forfeited. Upon the vesting of any Restricted Common Shares, the Company shall issue to the Participant any Non-vested Dividends and Distributions that have accrued and been retained by the Company with respect to such Restricted Common Shares. Upon the forfeiture of any Restricted Common Shares, the Non-vested Dividends and Distributions that have accrued and been retained by the Company with respect to such Restricted Common Shares shall also be forfeited.

(c) When the Participant obtains a vested right to Restricted Common Shares, a certificate representing the vested Common Shares shall be issued to the Participant, free of the restrictions under Paragraph 2 of this Agreement, but still subject to any restrictions or limitations set forth in the Plan or under applicable law or regulations.

(d) The obligation of the Company to deliver Common Shares upon the vesting of the Restricted Common Shares shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4. Changes in Common Shares or Assets of the Company, Acquisition or Liquidation of the Company and other Corporate Events. The provisions of Section 12.3 of the Plan applicable to changes in Common Shares or assets of the Company, the acquisition or liquidation of the Company or other corporate events, shall apply to this grant, and, in the event of an occurrence described in Section 12.3 of the Plan, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5. Escrow Agent. The Participant acknowledges that the Company may appoint an escrow holder to retain physical custody of each certificate or other indicia of ownership of the Restricted Common Shares until these are vested and restrictions have lapsed.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7. Withholding. The Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Common Shares. Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Common Shares by having Common Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

8. No Employment or Other Rights. This grant shall not confer upon the Participant any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

9. Shareholder Rights After Grant Date. After the Grant Date, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to the Restricted Common Shares, including but not limited to the right to vote with respect to the Restricted Common Shares, except that the Participant shall not have the right to sell or transfer such shares of Restricted Common Shares or receive Non-vested Dividends and Distributions unless, and until such time as, the Restriction Period lapses.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and Affiliates (as defined in the Plan). This Agreement may be assigned by the Company without the Participant’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Compensation Committee of the Board of Trustees at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

13. No Personal Liability. The Participant agrees that no member of the Committee or executive of the Company shall be personally liable for any actions taken or not taken in good faith in connection with the Plan.